Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cardica, Inc.

Redwood City, California

 We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated September 25, 2013, relating to the financial statements of Cardica, Inc., which appears in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-194039). Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in Amendment No. 3 to the Registration Statement on Form S-1 incorporated by reference in this Registration Statement.

/s/ BDO USA, LLP

San Jose, California

April 15, 2014